OFFER TO PURCHASE
                                 [FORD LOGO]
                               FORD MOTOR COMPANY

                           OFFER TO PURCHASE FOR CASH

         ANY AND ALL OUTSTANDING DEPOSITARY SHARES (CUSIP 345370 40 7),
                               EACH REPRESENTING
         1/2,000 OF A SHARE OF ITS SERIES B CUMULATIVE PREFERRED STOCK,
                                       AT
                          $31.40 PER DEPOSITARY SHARE

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 26, 1998, UNLESS THE OFFER IS EXTENDED.

     Ford Motor Company, a Delaware corporation (the "Company"), is offering to purchase any and all outstanding Depositary Shares (the "Depositary Shares"), each representing 1/2,000 of a share of its Series B Cumulative Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), liquidation preference equal to $25 per Depositary Share, at $31.40 per Depositary Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").
                             ----------------------

     The offer is not conditioned upon any minimum number of Depositary Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 8. "Certain Conditions of the Offer."
                             ----------------------

     The Depositary Shares are listed and traded on the New York Stock Exchange (the "NYSE"). On January 21, 1998, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the NYSE Composite Tape was $29.6875 per Depositary Share. Shareholders are urged to obtain a current market quotation for the Depositary Shares.
                             ----------------------

     The Company will pay to a Soliciting Dealer (as defined herein) a solicitation fee of $0.375 per Depositary Share for any Depositary Shares tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions equal to or exceeding 2,500 Depositary Shares, the Company will pay a solicitation fee of $0.250 per Depositary Share, of which eighty percent (80%) shall be paid to the Dealer Manager and twenty percent (20%) to the Soliciting Dealer (which may be the Dealer Manager)). See Section 14. "Fees and Expenses."
                             ----------------------

     The regular quarterly cash dividend of $0.515625 per Depositary Share for the first quarter of 1998, payable on March 2, 1998 to holders of record at the close of business on January 30, 1998, will be paid on Depositary Shares tendered and purchased by the Company, but no dividends will be paid in respect of such shares for any dividend period commencing on or after March 1, 1998. See
Section 9. "Price Range of the Depositary Shares; Dividends."
                             ----------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                             ----------------------

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.
                             ----------------------

                        The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

            The date of this Offer to Purchase is January 22, 1998.

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Depositary Shares should either (1) complete the Letter of Transmittal or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to First Chicago Trust Company of New York (the "Depositary"), and either mail or deliver the depositary receipts for such Depositary Shares to the Depositary along with the Letter of Transmittal or follow the procedure for book-entry transfer set forth in Section 5, or (2) request such shareholder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for such shareholder. Shareholders having Depositary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Depositary Shares. Shareholders who wish to tender Depositary Shares and whose depositary receipts for such Depositary Shares are not immediately available should tender such Depositary Shares by following the procedures for guaranteed delivery set forth in Section 5.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson & Company Inc. (the "Information Agent") and Merrill Lynch & Co. (the "Dealer Manager") at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING DEPOSITARY SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
SUMMARY....................................................................     ii
INTRODUCTION...............................................................      1
SPECIAL FACTORS............................................................      1
  Section 1.   Purpose of the Offer; Certain Effects of the Offer; Plans of
                 the Company After the Offer...............................      1
  Section 2.   Certain Federal Income Tax Consequences.....................      3
  Section 3.   Certain Legal Matters; Regulatory and Foreign Approvals; No
                 Appraisal Rights..........................................      4
THE OFFER..................................................................      4
  Section 4.   Expiration Date; Extension of the Offer.....................      4
  Section 5.   Procedure For Tendering Depositary Shares...................      5
               Proper Tender of Depositary Shares..........................      5
               Signature Guarantees and Method of Delivery.................      5
               Federal Backup Withholding..................................      5
               Book-Entry Delivery.........................................      6
               Guaranteed Delivery.........................................      6
               Determinations of Validity; Rejection of Depositary Shares;
                 Waiver of Defects;        No Obligation to Give Notice of
                 Defects...................................................      6
  Section 6.   Withdrawal Rights...........................................      6
  Section 7.   Acceptance for Payment of Depositary Shares and Payment of
                 Purchase Price............................................      7
  Section 8.   Certain Conditions of the Offer.............................      8
  Section 9.   Price Range of the Depositary Shares; Dividends.............      9
  Section 10.  Certain Information Concerning the Company..................     10
  Section 11.  Source and Amount of Funds..................................     12
  Section 12.  Transactions and Arrangements Concerning the Depositary
                 Shares....................................................     12
  Section 13.  Extension of the Tender Period; Termination; Amendments.....     13
  Section 14.  Fees and Expenses...........................................     13
  Section 15.  Miscellaneous...............................................     15

                                    SUMMARY

     This general summary is provided solely for the convenience of holders of Depositary Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto.

The Company.....................   Ford Motor Company

The Depositary Shares...........   Depositary Shares, each representing 1/2,000
                                   of a share of Series B Cumulative Preferred
                                   Stock, par value $1.00 per share, liquidation preference equal to $25 per Depositary Share, of the Company.

Number of Depositary Shares
Sought..........................   20,326,463 (all of the Depositary Shares
                                   outstanding).

Purchase Price..................   $31.40 per Depositary Share, net to the
                                   seller in cash. See Section 9. "Price Range of the Depositary Shares; Dividends."

Expiration Date of Offer........   February 26, 1998, at 5:00 p.m., New York
                                   City time, unless extended.

How to Tender Depositary
Shares..........................   See Section 5. "Procedure for Tendering
                                   Depositary Shares." For further information, call the Information Agent or the Dealer
                                   Manager or consult your broker for
                                   assistance.

Withdrawal Rights...............   Tendered Depositary Shares may be withdrawn
                                   at any time until the Expiration Date of the Offer and, if not yet accepted for payment, may be withdrawn after 5:00 p.m., New York
                                   City time, on March 20, 1998. See Section 6.
                                   "Withdrawal Rights."

Purpose of the Offer............   The Company is making the Offer because it
                                   believes that, given its current financial condition (including its substantial current cash and cash equivalents position) and the current market price of the Depositary
                                   Shares, the purchase of the Depositary Shares pursuant to the Offer is economically attractive to the Company. See Section 1.
                                   "Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

Market Price of Depositary
Shares..........................   On January 21, 1998, the closing price per
                                   Depositary Share as reported on the NYSE
                                   Composite Tape was $29.6875. Shareholders are urged to obtain a current market quotation for the Depositary Shares. See Section 9.
                                   "Price Range of the Depositary Shares;
                                   Dividends."

Dividends.......................   The regular quarterly cash dividend of
                                   $0.515625 per Depositary Share for the first quarter of 1998, payable on March 2, 1998 to holders of record at the close of business on January 30, 1998, will be paid on Depositary
                                   Shares tendered and purchased by the Company, but no dividends will be paid in respect of such shares for any dividend period commencing on or after March 1, 1998. See
                                   Section 9. "Price Range of the Depositary
                                   Shares; Dividends."

Brokerage Commissions...........   Not payable by shareholders.

Solicitation Fee................   The Company will pay to each designated
                                   Soliciting Dealer (as defined herein) a
                                   solicitation fee of $0.375 per Depositary
                                   Share for any Depositary Shares tendered, accepted for payment, and paid for pursuant to the Offer (except that for transactions equal to or exceeding 2,500 Depositary
                                   Shares, the Company will pay a solicitation fee of $0.250 per Depositary Share of which eighty percent (80%) shall be paid to the Dealer Manager and twenty percent (20%) to the designated Soliciting Dealer (which may be the Dealer Manager)). A Soliciting Dealer will not be entitled to a solicitation fee in respect of Depositary Shares beneficially owned by it, as well as in certain other circumstances. See Section 14. "Fees and
                                   Expenses."

Stock Transfer Tax..............   The Company will pay any applicable stock
                                   transfer taxes, except as provided in
                                   Instruction 6 of the Letter of Transmittal.

Payment Date....................   As soon as practicable after the Expiration
                                   Date of the Offer.

Further Information.............   Additional copies of this Offer to Purchase
                                   and the Letter of Transmittal may be obtained by contacting Georgeson & Company Inc., Wall
                                   Street Plaza, New York, New York 10005 Tel:
                                   (800) 223-2064 (toll free); Banks and Brokers may call collect (212) 440-9800. Questions about the Offer should be directed to Merrill
                                   Lynch & Co. at (888) 654-8637.

To the Holders of Depositary Shares of Ford Motor Company:

                                  INTRODUCTION

     Ford Motor Company, a Delaware corporation (the "Company"), is offering to purchase any and all outstanding Depositary Shares (the "Depositary Shares"), each representing 1/2,000 of a share of Series B Cumulative Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), liquidation preference equal to $25 per Depositary Share, of the Company, at $31.40 per Depositary Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.

     The Offer is not conditioned upon any minimum number of Depositary Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 8. "Certain Conditions of the Offer."

     The Depositary Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "F.PRB". On January 21, 1998, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the NYSE Composite Tape was $29.6875 per Depositary Share. See Section 9. "Price Range of the Depositary Shares; Dividends." Shareholders are urged to obtain a current market quotation for the Depositary Shares.

     The Offer does not constitute a notice of redemption of the Series B Preferred Stock representing the Depositary Shares pursuant to the Company's Restated Certificate of Incorporation, nor does the Company intend to effect such a redemption by making the Offer. Shareholders are not under any obligation to accept the Offer or to remit the Depositary Shares to the Company pursuant to the Offer. In accordance with the Restated Certificate of Incorporation and the Deposit Agreement which established the rights of the holders of Depositary Shares, the shares of Series B Preferred Stock (and the corresponding Depositary Shares) are not redeemable prior to December 1, 2002. On and after December 1, 2002 and upon satisfaction of certain conditions, the Company, at its option, may redeem shares of the Series B Preferred Stock, as a whole or in part, for cash at a redemption price per share of Series B Preferred Stock of $50,000 (equal to $25 per Depositary Share), plus an amount equal to accrued and unpaid dividends, if any, to the redemption date. The Series B Preferred Stock does not have preemptive or conversion rights and is not entitled to any sinking fund or similar fund.

     Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Depositary Shares by the Company. The Company will pay all charges and expenses of the Depositary, Information Agent and Dealer Manager incurred in connection with the Offer.

                                SPECIAL FACTORS

SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

     PURPOSE OF THE OFFER. The Company is making the Offer because it believes that, given its current financial condition (including its substantial current cash and cash equivalents position) and the current market price of the Depositary Shares, the purchase of the Depositary Shares pursuant to the Offer is economically attractive to the Company. The Offer will enable the Company to reduce its dividend requirements and annual administrative expenses in connection with servicing the accounts of holders of the Depositary Shares. The Company's automotive cash, cash equivalents and marketable securities position was $19.3 billion at September 30, 1997. Cash will be reduced by approximately $650 million as a result of the consummation of the Offer if all 20,326,463 Depositary Shares are tendered. The Board of Directors of the Company has authorized the Offer.

     CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE
OFFER. Following the consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Except as disclosed in this Offer to Purchase, the Company has no present plans or proposals that would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company other than in the ordinary course of business, (ii) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any change in the present Board of Directors of the Company or management of the Company, including, but not limited to, a plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer, except in each case in connection with the Company's 1998 Annual Meeting of shareholders to be held in May 1998, (iv) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company, (v) any other material change in the Company's corporate structure or business or (vi) any changes in the Company's charter, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition or control of the Company by any person.

     Following the expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Depositary Shares through privately negotiated transactions, open market purchases or another tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Depositary Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Depositary Shares by the Company will depend on many factors, including the market price of the Depositary Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions.

     On October 8, 1997, the Company announced its plan to "spin off" or distribute its 80.7% interest in Associates First Capital Corporation ("The Associates") to the Company's Common and Class B stockholders. The spin-off is subject to the receipt of a ruling from the U.S. Internal Revenue Service that the transaction will be free of U.S. federal income tax to the Company and its stockholders. The ruling process is expected to be completed in the first quarter of 1998. Upon receipt of a favorable ruling, the Company plans to distribute its 279.5 million shares of The Associates to the Company's stockholders in proportion to their ownership of Common and Class B stock.

     The credit ratings of the Series B Preferred Stock by Moody's Investors Service ("Moody's") and Standard & Poor's Rating Group ("S&P") are "a2" and "A-", respectively. On January 5, 1998, Moody's confirmed such credit rating and changed its outlook for the Company from "stable" to "negative". There can be no assurance that the ratings of the Company's preferred stock will not be lowered by one or both of these or other rating agencies during or following the Offer.

     The purchase of Depositary Shares pursuant to the Offer will reduce the number of holders of Depositary Shares and the number of Depositary Shares that might otherwise trade publicly, and, depending upon the number of Depositary Shares so purchased, could adversely affect the liquidity and market value of the remaining Depositary Shares held by the public.

     Depending upon the number of Depositary Shares purchased pursuant to the Offer, the Depositary Shares may no longer meet the requirements of the NYSE for continued listing. As of January 21, 1998, there were 20,326,463 issued and outstanding Depositary Shares. According to the NYSE's published guidelines, the NYSE would consider delisting the Depositary Shares if, among other things, the number of publicly held Depositary Shares should fall below 100,000 or the aggregate market value of publicly held Depositary Shares should fall below $2,000,000. If, as a result of the purchase of Depositary Shares pursuant to the Offer or otherwise, the Depositary Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Depositary Shares is discontinued, the market for the Depositary Shares could be adversely affected.

     In the event of the delisting of the Depositary Shares by the NYSE, it is possible that the Depositary Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the NASD through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for the Depositary Shares and the availability of such quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Depositary Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act of 1934 (the "Exchange Act") as described below, and other factors.

     The Depositary Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the Depositary Shares remain listed on the NYSE, they will continue to be "margin securities." If the Depositary Shares were delisted, depending upon factors similar to those described above, they might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, and, therefore, could no longer be used as collateral for loans made by brokers.

     The Depositary Shares are currently registered under the Exchange Act. Registration of the Depositary Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Depositary Shares are neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of the Depositary Shares under the Exchange Act would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Depositary Shares. If registration of the Depositary Shares under the Exchange Act were terminated, the Depositary Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.

     All Depositary Shares purchased by the Company pursuant to the Offer will be exchanged by the Company for the related Series B Preferred Stock which will in turn be retired, cancelled and thereafter returned to the status of authorized but unissued shares of the Company's preferred stock. Any share of Series B Preferred Stock (and the corresponding Depositary Shares) remaining outstanding after the Offer will continue to be redeemable at the option of the Company on and after December 1, 2002, as described above under "Introduction". Upon liquidation or dissolution of the Company, holders of the Series B Preferred Stock are entitled to receive a liquidation preference of $50,000 per share of Series B Preferred Stock (equal to $25 per Depositary Share), plus an amount equal to accrued and unpaid dividends thereon to the date of payment, prior to the payment of any amounts to the holders of the Company's Common and Class B Stock.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.

SECTION 2. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Depositary Shares by shareholders pursuant to the Offer will be taxable transactions. In the case of a shareholder who actually or constructively owns solely Depositary Shares, or not more than one percent of such stock and not more than one percent of any other class of stock of the Company, gain or loss will be recognized in an amount equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Depositary Shares sold pursuant to the Offer, and will be capital gain or loss if the Depositary Shares are held as capital assets. The net amount of such capital gain recognized by an individual shareholder generally will be subject to tax at a maximum rate of (i) 28%, provided that the Depository Share is held for more than one year but not more than 18 months, and (ii) 20%, provided that the Depository Share is held for more than 18 months. Generally, lower maximum rates apply to shareholders in lower tax brackets.

     Holders of Depositary Shares who actually or constructively own more than one percent of any other class of stock of the Company are advised to consult their tax advisors as to the income tax consequences of selling Depositary Shares pursuant to the Offer.

SECTION 3. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Depositary Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Depositary Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Depositary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Depositary Shares is subject to certain conditions. See Section 8. "Certain Conditions of the Offer."

     There is no shareholder vote required in connection with the Offer.

     No appraisal rights are available to holders of Depositary Shares in connection with the Offer.

                                   THE OFFER

SECTION 4. EXPIRATION DATE; EXTENSION OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) any and all Depositary Shares as are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 6) at the Purchase Price. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, February 26, 1998, unless and until the Company shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 13. "Extension of the Tender Period; Termination; Amendments" for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 8. "Certain Conditions of the Offer."

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 13. "Extension of the Tender Period; Termination; Amendments." There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     If (a) the Company (i) increases or decreases the price to be paid for Depositary Shares or (ii) decreases the number of Depositary Shares being sought and (b) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     All Depositary Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. All Depositary Shares not purchased pursuant to the Offer, including Depositary Shares tendered and withdrawn, will be returned to the tendering shareholders at the Company's expense as promptly as practicable.

SECTION 5. PROCEDURE FOR TENDERING DEPOSITARY SHARES

     PROPER TENDER OF DEPOSITARY SHARES. For Depositary Shares to be properly tendered pursuant to the Offer:

          (a) the depositary receipts for such Depositary Shares (or confirmation of receipt of such Depositary Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or in the case of book-entry transfer, an Agent's Message (as defined below)), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

          (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     The term "Agent's Message" means a message, transmitted by The Depository Trust Company ("DTC") to, and received by, the Depositary and forming a part of the confirmation of book-entry transfer, which states that DTC has received an express acknowledgement from the participant in DTC tendering the Depositary Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     A tender of Depositary Shares made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Except as otherwise provided below, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on the Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Depositary Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) the Depositary Shares tendered therewith are tendered for the account of an Eligible Institution. If Depositary Shares are registered in the name of a person other than the signatory on the Letter of Transmittal, or if unpurchased Depositary Shares are to be issued to a person other than the registered holder(s), the depositary receipts representing tendered Depositary Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the depositary receipts with the signature(s) on the depositary receipts or stock powers guaranteed as aforesaid. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING DEPOSITARY RECEIPTS, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. In all cases, sufficient time should be allowed to ensure timely delivery.

     FEDERAL BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a shareholder or other payee pursuant to the Offer unless the shareholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering shareholder, other than a noncorporate foreign shareholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Noncorporate foreign shareholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the proper information is submitted to the Internal Revenue Service.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Depositary Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of the Depositary Shares by causing DTC to transfer such Depositary Shares into the Depositary's account in accordance with DTC's procedure for such transfer. Prior to the applicable Expiration Date, an Agent's Message in connection with any book-entry transfer must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     GUARANTEED DELIVERY. If a shareholder desires to tender Depositary Shares pursuant to the Offer and such shareholder's depositary receipts are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Depositary Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, overnight courier or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

          (c) the depositary receipts for all tendered Depositary Shares in proper form for transfer (or confirmation of book-entry transfer of such Depositary Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary on or prior to the third NYSE trading day after the Expiration Date. A NYSE trading day is any day on which the NYSE is open for business.

     DETERMINATIONS OF VALIDITY; REJECTION OF DEPOSITARY SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Depositary Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Depositary Shares. No tender of Depositary Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

SECTION 6. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 6, a tender of Depositary Shares pursuant to the Offer is irrevocable. Depositary Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 5:00 p.m., New York City time, on March 20, 1998.

     For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person having tendered the Depositary Shares to be withdrawn, the number of Depositary Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Depositary Shares. If the depositary receipts have been delivered or otherwise identified to the Depositary, then, prior to the release of such depositary receipts, the tendering shareholder must also submit the serial numbers shown on the particular depositary receipts evidencing the Depositary Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Depositary Shares tendered by an Eligible Institution). If Depositary Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 5. "Procedure for Tendering Depositary Shares," the notice of withdrawal must specify the name and the number of the account at DTC to be credited with the withdrawn Depositary Shares and otherwise comply with the procedures of DTC.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Depositary Shares may not be rescinded, and Depositary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Depositary Shares may, however, be retendered before the Expiration Date by again following any of the procedures described in Section 5. "Procedure for Tendering Depositary Shares."

SECTION 7. ACCEPTANCE FOR PAYMENT OF DEPOSITARY SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will purchase and pay the Purchase Price for any and all Depositary Shares (subject to certain matters discussed in Section
4. "Expiration Date; Extension of the Offer" and Section 13. "Extension of the Tender Period; Termination; Amendments") as are properly tendered and not withdrawn as permitted in Section 6. "Withdrawal Rights." For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Depositary Shares which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Depositary Shares for payment pursuant to the Offer.

     Payment for Depositary Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. Notwithstanding any other provision hereof, payment for Depositary Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of depositary receipts for such Depositary Shares (or a timely confirmation by DTC of book-entry transfer of such Depositary Shares to the Depositary), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other required documents. Under no circumstances will interest be paid on the Purchase Price of the Depositary Shares to be paid by the Company, regardless of any delay in making such payment.

     The Company will pay any stock transfer taxes with respect to the transfer and sale of Depositary Shares to it pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if depositary receipts for Depositary Shares not tendered or accepted for purchase are to be registered in the name of, any person other than the registered holder, or if tendered depositary receipts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5. "PROCEDURE FOR TENDERING DEPOSITARY SHARES."

SECTION 8. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or make payment for any Depositary Shares tendered, and may terminate or amend the Offer, if before acceptance for payment or payment for any such Depositary Shares any of the following shall have occurred (or shall have been determined by the Company to have occurred):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which
     (i) challenges the making of the Offer, the acquisition of Depositary Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, Depositary Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Depositary Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or
     (iv) materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred after January 22, 1998, (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decline in the market price of the Depositary Shares, (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations, prospects or the trading in the Depositary Shares,
     (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or
     (viii) any decline in either the Dow Jones Industrial Average (7794.40 at the close of business on January 21, 1998) or the Standard and Poor's Index of 500 Industrial Companies (970.78 at the close of business on January 21, 1998) by an amount in excess of 15% measured from the close of business on January 21, 1998;

          (d) after January 22, 1998, any tender or exchange offer with respect to the Depositary Shares or any other class of the Company's equity securities, or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by another person;

          (e) after January 22, 1998, any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries taken as a whole (including, without limitation, any downgrade in the credit ratings of any securities of the Company or any of its subsidiaries by Moody's or S&P or any announcement by Moody's or S&P that it has placed any such rating under surveillance or review with possible negative implications), which, in the sole judgment of the Company, is or may be materially adverse to the Company; or

          (f)(i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the Company's outstanding common stock, (ii) any group shall have been formed which beneficially owns more than 5% of the Company's outstanding common stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the undesirability or inadvisability of proceeding with the acceptance for payment or payment for any tendered Depositary Shares will be final and binding on all parties.

SECTION 9. PRICE RANGE OF THE DEPOSITARY SHARES; DIVIDENDS

     PRICE RANGE OF DEPOSITARY SHARES. The Depositary Shares are listed and traded on the NYSE. The following table sets forth, for each period shown, the high and low sales prices of the Depositary Shares as reported on the NYSE Composite Tape and the dividends paid per Depositary Share. The Depositary Shares were first traded on or about October 26, 1992.

                                                       DEPOSITARY SHARE
                                                          PRICE RANGE                  DIVIDENDS PAID
                                                 -----------------------------         PER DEPOSITARY
                                                    HIGH               LOW                 SHARE*
                                                 ----------         ----------         --------------
1996
     1st Quarter.............................    $28 1/4            $26 3/4              $0.515625
     2nd Quarter.............................     27 31/64           26 1/4              $0.515625
     3rd Quarter.............................     27 3/8             26 3/8              $0.515625
     4th Quarter.............................     28 1/4             26 7/8              $0.515625
1997
     1st Quarter.............................     28 3/8             27 1/4              $0.515625
     2nd Quarter.............................     28 3/8             26 51/64            $0.515625
     3rd Quarter.............................     29 1/4             28 1/4              $0.515625
     4th Quarter.............................     29 7/16            28 11/32            $0.515625
1998
     1st Quarter (through January 21,
       1998)**...............................     29 11/16           29 1/8

------------
 * Quarterly accrued dividends are paid on the first business day of March, June, September and December of each year.

** The Company will pay the regular quarterly cash dividend of $0.515625 for the first quarter of 1998 on March 2, 1998 to holders of record at the close of business on January 30, 1998.

     On January 21, 1998, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the NYSE Composite Tape was $29.6875 per Depositary Share. Shareholders are urged to obtain a current market quotation for the Depositary Shares.

     DIVIDENDS. Holders of shares of the Series B Preferred Stock are entitled to receive dividends at a fixed annual rate of $4,125 per share of Series B Preferred Stock (equal to $2.0625 per Depositary Share). Such dividends are cumulative and are payable quarterly in arrears, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, on the first business day of March, June, September and December of each year. Each such dividend is payable to holders of record as they appear in the stock records of the Company at the close of business on the record date, which shall be not more than 60 days preceding the payment date therefor, as shall be fixed by the Board of Directors. There are no contractual or legal restrictions on the Company's present or future ability to pay such dividends, including under its Restated Certificate of Incorporation, except those restrictions imposed by Delaware law.

     On January 8, 1998, the Board of Directors of the Company declared the regular quarterly cash dividend on the Series B Preferred Stock of $1,031.25 per share (equal to $0.515625 per Depositary Share) for the first quarter of 1998, payable on March 2, 1998 to holders of record at the close of business on January 30, 1998. This dividend will be paid on Depositary Shares tendered and purchased by the Company, but no dividends will be paid in respect of such shares for any dividend period commencing on or after March 1, 1998.

SECTION 10. CERTAIN INFORMATION CONCERNING THE COMPANY

     GENERAL. The Company was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce automobiles designed and engineered by Henry Ford. The Company is the world's largest producer of trucks and the second largest producer of cars and trucks combined. The Company also is one of the largest providers of financial services worldwide.

     The Company's two principal business segments are Automotive and Financial Services. The activities of the Automotive segment consist of the design, manufacture, assembly and sale of cars and trucks and related parts and accessories. Substantially all of the Company's automotive products are marketed through retail dealerships, most of which are privately owned and financed.

     The primary activities of the Financial Services segment consist of financing operations, vehicle and equipment leasing and rental operations, and insurance operations. These activities primarily are conducted through the following subsidiaries: Ford Motor Credit Company, The Associates and The Hertz Corporation.

     SELECTED FINANCIAL DATA AND OTHER DATA OF THE COMPANY. Set forth below is certain selected consolidated financial data and other data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K Report"), and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the "1997 10-Q Reports"). More comprehensive financial information is included in the 1996 10-K Report, the 1997 10-Q Reports and other documents filed by the Company with the Commission. The financial and other information set forth herein is qualified in its entirety by reference to the 1996 10-K Report, the 1997 10-Q Reports and such other documents, including the financial statements and related notes therein. The 1996 10-K Report, the 1997 10-Q Reports and such other documents are available for inspection and copies thereof can be obtained in the manner set forth below.

                                                                NINE MONTHS ENDED          YEARS ENDED
                                                               OR AT SEPTEMBER 30,     OR AT DECEMBER 31,
                                                              ---------------------   ---------------------
                                                                1997        1996        1996        1995
                                                                ----        ----        ----        ----
                                                              (IN MILLIONS EXCEPT PER SHARE AND UNIT SALES
                                                                                AMOUNTS)
CONSOLIDATED STATEMENT OF INCOME INFORMATION
Automotive
  Sales.....................................................   $ 89,926    $ 86,518    $118,023    $110,496
  Operating income..........................................      4,994       1,958       2,516       3,281
  Net income................................................      3,373       1,265       1,655       2,056
Financial Services
  Revenues..................................................     22,637      21,640      28,968      26,641
  Income before income taxes................................      2,941       3,047       4,222       3,539
  Net income................................................      1,751       1,977       2,791       2,083
Total Company
  Net income................................................      5,124       3,242       4,446       4,139
Amounts Per Share of Common Stock and Class B Stock After
  Preferred Stock Dividends Income assuming no dilution.....       4.26        2.71        3.72        3.58
  Income assuming full dilution.............................       4.15        2.66        3.64        3.33
  Cash dividends............................................      1.225       1.085        1.47        1.23
CONSOLIDATED BALANCE SHEET INFORMATION
Automotive
  Total assets..............................................     85,440      78,066      79,658      72,772
  Debt payable within one year..............................      1,587       2,125       1,661       1,832
  Long-term debt -- noncurrent portion......................      6,620       5,171       6,495       5,475
Financial Services
  Total assets..............................................    188,783     180,435     183,209     170,511
  Debt......................................................    155,407     148,320     150,205     141,317
Total Company
  Total assets..............................................    274,223     258,501     262,867     243,283
  Debt......................................................    163,614     155,616     158,361     148,624
  Stockholders' equity......................................     29,677      26,152      26,762      24,547
  Cash dividends............................................      1,503       1,328       1,800       1,559
OTHER DATA
Total Company
  Capital expenditures......................................      6,166       6,145       8,651       8,997
  Depreciation and amortization of special tools............      9,932       9,378      12,791      11,719
  Worldwide vehicle unit sales of cars and trucks (in
    thousands)..............................................      5,152       4,900       6,653       6,606
Ratio of earnings to combined fixed charges and preferred
  stock dividends*..........................................        2.0         1.6         1.6         1.6

------------
* For purposes of the ratio, "earnings" include the income/(loss) before income taxes of the Company and its majority-owned subsidiaries and trusts, whether or not consolidated, its proportionate share of any fifty-percent-owned companies, and any income received from less-than-fifty-percent-owned companies and fixed charges. "Fixed charges" consist of interest on borrowed funds, preferred stock dividend requirements of majority-owned subsidiaries and trusts, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor). Preferred stock dividend requirements have been increased to an amount representing the pre-tax earnings which would be required to cover such dividends based on the effective income tax rates for the respective periods.

     ADDITIONAL INFORMATION. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Company has also filed an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

     Such reports, statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Web site is http://www.sec.gov. Such reports, proxy and information statements and other information of or concerning the Company also can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

SECTION 11. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases all outstanding Depositary Shares pursuant to the Offer, the total amount required by the Company to purchase such Depositary Shares and pay related fees and expenses will be approximately $650 million. See Section 14. "Fees and Expenses." The Company will fund the purchase of Depositary Shares pursuant to the Offer and the payment of related fees and expenses from available cash of the Company. However, if market conditions are attractive, the Company may replace some or all of the cash expended to purchase Depositary Shares with proceeds from a public offering of debt securities. Such public debt offering could occur before or after the completion of the Offer.

SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE DEPOSITARY SHARES

     The Depositary Shares were issued by the Company in an underwritten public offering for cash which was registered under the Securities Act of 1933. The offering, which commenced on October 23, 1992, was for 45,600,000 Depositary Shares (including 5,600,000 Depositary Shares purchased upon exercise of the over-allotment option) at a price to the public of $25 per Depositary Share, and the Company received aggregate proceeds of $1,104,746,948.66 after deducting the aggregate underwriting discount of $35,253,051.34, but before expenses.

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Depositary Shares during the past 40 business days.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding or proxies, consents or authorizations). As of January 22, 1998, neither the Company or any subsidiary or affiliate nor, to the Company's knowledge, any of their respective directors or executive officers, owns any of the Depositary Shares.

SECTION 13. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 8. "Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Depositary Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Depositary Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Depositary Shares may be withdrawn as set forth in Section 6. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer, not accept for payment and not make payment for any Depositary Shares not theretofore accepted for payment or paid for upon the occurrence of any of the conditions specified in Section 8 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Depositary Shares or by decreasing the number of Depositary Shares being sought in the Offer). Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If (a) the Company (i) increases or decreases the price to be paid for Depositary Shares, (ii) decreases the number of Depositary Shares being sought or (iii) increases or decreases the fee to be paid to the Dealer Manager or the Soliciting Dealers (as defined below) and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days. In addition, if a material change occurs in the information set forth herein, the Company shall disseminate promptly disclosure of such change in a manner reasonably calculated to inform holders of Depositary Shares of such changes and extend the Offer if and as appropriate.

SECTION 14. FEES AND EXPENSES

     The Company has retained First Chicago Trust Company of New York as Depositary, Georgeson & Company Inc. as Information Agent and Merrill Lynch & Co. as Dealer Manager in connection with the Offer. The Information Agent and Dealer Manager will assist shareholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Depositary Shares pursuant to the Offer, a fee of $0.125 per Depositary Share purchased in the Offer. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses, including attorneys' fees. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for such services. The Depositary and Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and will also be reimbursed for reasonable out-of-pocket expenses, including attorneys' fees. The Company has agreed to indemnify the Depositary, Information Agent and Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws. Neither the Depositary nor the Information Agent has been retained to make solicitations, and none of the Depositary, Information Agent or Dealer Manager has been retained to make recommendations, in their respective roles as Depositary, Information Agent and Dealer Manager.

     The Company will pay to a Soliciting Dealer (as defined herein) designated as described below a solicitation fee of $0.375 per Depositary Share for any Depositary Shares tendered, accepted for payment, and paid for pursuant to the Offer (except that for transactions equal to or exceeding 2,500 Depositary Shares, the Company will pay a solicitation fee of $0.250 per Depositary Share, of which eighty percent (80%) shall be paid to the Dealer Manager and twenty percent (20%) to the designated Soliciting Dealer (which may be the Dealer Manager)). In cases where no Soliciting Dealer is designated, the Dealer Manager will be paid one hundred percent (100%) of the applicable solicitation fee. For purposes of this Section 14, "Soliciting Dealer" includes (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD who agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company, any one of whom has solicited and obtained a tender pursuant to the Offer. For purposes of the preceding definition, "solicited" shall be deemed to mean no more than processing Depositary Shares tendered or forwarding to holders materials regarding the Offer.

     No such fee shall be payable to a Soliciting Dealer in respect of (a) Depositary Shares registered in the name of such Soliciting Dealer unless such Depositary Shares are held by such Soliciting Dealer as nominee and such Depositary Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal or on the Notice of Solicited Tenders (included in the materials provided to brokers and dealers) or (b) Depositary Shares beneficially owned by such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer with respect to the tender of Depositary Shares by a holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer as such in the box captioned "Solicited Tenders" or the Notice of Solicited Tenders accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to the Soliciting Dealer with respect to the tender of Depositary Shares by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer unless the Soliciting Dealer returns a Notice of Solicited Tenders to the Depositary within 3 business days after the Expiration Date. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

     The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Depositary Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Assuming all outstanding Depositary Shares are tendered pursuant to the Offer, it is estimated that the expenses incurred by the Company in connection with the Offer will be approximately as set forth below. The Company will be responsible for paying all such expenses.

Dealer Manager fees.......................................    $ 2,540,807.88
Solicitation fees.........................................      7,622,423.63
Printing and mailing fees.................................        300,000.00
Filing fees...............................................        127,650.19
Legal and miscellaneous...................................        200,000.00
                                                              --------------
     Total................................................    $10,790,881.70
                                                              ==============

SECTION 15. MISCELLANEOUS

     The Offer is not being made to, nor will the Company accept tenders from, owners of Depositary Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Depositary Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Depositary Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Depositary Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

FORD MOTOR COMPANY
January 22, 1998

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, depositary receipts for Depositary Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                          FIRST CHICAGO TRUST COMPANY
                                  OF NEW YORK

          By Facsimile Transmission (for Eligible Institutions only):
                        (201) 222-4720 or (201) 222-4721

                      Confirm by Telephone: (201) 222-4707

     By Overnight Courier:                    By Mail:                          By Hand:
  First Chicago Trust Company       First Chicago Trust Company       First Chicago Trust Company
          of New York                       of New York                       of New York
      Tenders & Exchanges               Tenders & Exchanges               Tenders & Exchanges
           Suite 4680                        Suite 4660             c/o The Depository Trust Company
   14 Wall Street, 8th Floor               P.O. Box 2569                55 Water Street, DTC TAD
       New York, NY 10005            Jersey City, NJ 07303-2569     Vietnam Veterans Memorial Plaza
                                                                           New York, NY 10041

    Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        (GEORGESON & COMPANY INC. LOGO)
                               Wall Street Plaza
                            New York, New York 10005
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                                       or
                           ALL OTHERS CALL TOLL FREE:
                                 (800) 223-2064

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.

                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           1-888-ML4-TNDR (toll free)
                                (1-888-654-8637)